Exhibit 99.1

Press Release: Greif, Inc. Implementing Price Increase for Uncoated Recycled Paperboard and Coated Recycled Paperboard

On April 16, 2020 Greif, Inc. (NYSE: GEF, GEF.B), a world leader in industrial packaging products and services, announced today that it is implementing a $50 per ton price increase for all grades of uncoated recycled paperboard (URB), effective with shipments beginning May 18, 2020. Greif also announced a $50 per ton price increase for all grades of coated recycled paperboard (CRB) to customers on April 13, 2020 effective with shipments beginning May 13, 2020. Both price increases are in response to cost pressures in labor, recycled fiber, transportation, chemicals used in production and other recycled paperboard input materials, as well as supply-demand balance.

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067